Exhibit 10.83.3
AGREEMENT

This Agreement is made and entered into as of the 1st day of October, 2004 by and between Emeritus Corporation ("Emeritus") and Daniel R. Baty ("Baty").

RECITALS

A.    Emeritus has agreed to lease the facilities listed on Exhibit A hereto (the "Facilities") from Health Care REIT, Inc. and various affiliates/subsidiaries thereof (collectively, "HC REIT") pursuant to a Master Lease Agreement dated of even date herewith (as the same may be amended from time to time, the "HC REIT Lease").

B.     As an inducement to HC REIT to enter into the HC REIT Lease, by Lease Guaranty Agreement of even date herewith Baty has agreed to guarantee the obligations of Emeritus under the HC REIT Lease (the "Baty Guaranty").

C.    In consideration for the execution and delivery of the Baty Guaranty and certain other actions taken, documents delivered and amounts paid by Baty in connection with the acquisition of title to the Facilities, Emeritus has agreed to share in the positive Facility Cash Flow (as defined below) and in consideration for the benefits to be derived by Baty from the sharing of the positive Facility Cash Flow, Baty has agreed to assist Emeritus in meeting the needs of the Facilities in any month in which they experience negative Facility Cash Flow, subject in each instance to an annual review and reconciliation of the Facility Cash Flow and the Cash Flow Payments (as defined below) made by Emeritus and/or Baty during the preceding year.

D.     Baty and Emeritus are interested in documenting the terms and conditions of their agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1. For purposes of this Agreement, the defined terms used herein shall have the meanings set forth below:

"Actual Net Cash Flow Payment Amount" shall mean the net amount of the Cash Flow Payments made by Emeritus to Baty and/or made by Baty to Emeritus during the applicable calculation period.

"Annual Cash Flow Payment Reconciliation Schedule" shall have the meaning set forth in Section 3(a).

"Cash Flow Payment" shall have the meaning set forth in Section 2.

"Facility Cash Flow" shall mean for purposes of the calculation of the Cash Flow Payments, the sum (without duplication) of the following amounts, all as reflected on the

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Exhibit 10.83.3

statement of income included in the Facility Financial Statement for the applicable calculation period: (i) the net income of the Facilities then owned or leased by Emeritus for the applicable calculation period as reflected on the statement of income included in the Facility Financial Statement and as determined in accordance with GAAP (with the exception of the method of accounting for move in fees) less (ii) an assumed management fee equal to five percent (5%) of the gross revenues of the Facilities then owned or leased by Emeritus during the applicable calculation period and less (iii) the actual amounts expended by Emeritus for capital improvements to the Facilities during the applicable calculation period and less (iv) Insurance Payments made in the applicable calculation period and less (v) the amount of any Cash Flow Payment made by Baty to Emeritus plus (vi) the amount of management fees reflected on the Facility Financial Statement for the applicable calculation period and plus (vii) the amount of any Cash Flow Payment made by Emeritus during the applicable calculation period and plus (viii) the amount of depreciation and amortization reflected on the Facility Financial Statement for the applicable calculation period and plus (ix) the expense accruals for (A) the premiums for general and professional liability, property, workers compensation, and any other insurance maintained with respect to the Facility, (B) estimated claims payments and (C) SIR and plus (x) Insurance Refunds received by Emeritus during the applicable calculation period.

"Facility Financial Statement" shall have the meaning set forth in the HC REIT Lease for so long a the HC REIT Lease is in effect or shall otherwise refer to the financial statements routinely prepared by Emeritus with respect to the operation of its assisted living facilities, including the Facilities.

"GAAP" shall mean generally accepted accounting principles consistently applied.

"Insurance Payments" shall mean amounts actually paid by Emeritus for (i) premiums for general and professional liability, property, workers compensation, and any other insurance maintained with respect to the Facilities and which are allocated to the Facilities prior to the expiration or earlier termination of the Term (as defined in the HC REIT Lease) of the HC REIT Lease and (ii) claims arising at or allocated to the Facilities prior to the expiration or earlier termination of the Term of the HC REIT Lease, including but not limited to, self insurance retention amounts ("SIR").

"Insurance Refunds" shall mean amounts actually received by Emeritus for insurance refunds which are allocated to the Facilities and which relate to periods prior to the expiration or earlier termination of the Term of the HC REIT Lease (any insurance refund received which relates to the period prior to the commencement of the Term of the HC REIT Lease shall not be deemed to be an Insurance Payment but shall belong to the previous owner(s) of the applicable Facility(ies)).

"Negative Excess" shall have the meaning set forth in Section 3(a).

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Exhibit 10.83.3

"Net Cash Flow Payment Amount" shall mean the net amount of all Cash Flow Payments made by Emeritus to Baty and by Baty to Emeritus during the applicable calculation period.

"Positive Excess" shall have the meaning set forth in Section 3(a).

2.    Commencing with the month of November, 2004, Emeritus shall remit to Baty fifty percent (50%) of the positive Facility Cash Flow or Baty shall remit to Emeritus, fifty percent (50%) of the negative Facility Cash Flow in the immediately preceding month (the "Cash Flow Payment"). Each Cash Flow Payment shall be due and payable monthly in arrears as soon as the calculation of Facility Cash Flow is available but in no event later than the twenty fifth (25th) day of the month following the applicable month for which the Cash Flow Payment relates and each calculation of the Facility Cash Flow shall be accompanied by a reasonably detailed calculation of the Cash Flow Payment.

3.    Each Cash Flow Payment, whether paid by Emeritus or Baty, shall be subject to the following adjustments:

(a)    With each Cash Flow Payment due in January of each calendar year, commencing with the Cash Flow Payment due in January, 2005, Emeritus shall provide Baty with a reconciliation (the "Annual Cash Flow Payment Reconciliation Schedule") showing the Facility Cash Flow for the preceding twelve (12) months (or such shorter period as may be applicable in the case of the first Annual Cash Flow Payment Reconciliation Schedule which will cover the period from the Commencement Date (as defined in the HC REIT Lease) to December 31, 2004 and the last Annual Cash Flow Payment Reconciliation Schedule which will cover the period from January 1 of year in which the HC REIT Lease terminates to the end (whether by expiration or earlier termination) of the Term of the HC REIT Lease) and showing the Net Cash Flow Payment Amount for the same period. The following provisions shall apply with respect to the Annual Cash Flow Payment Reconciliation Schedule:

(i)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects positive Facility Cash Flow during the applicable calculation period and a Net Cash Flow Payment Amount was paid to Emeritus by Baty during the applicable calculation period, such amount shall be paid by Emeritus to Baty, along with 50% of the amount of the positive Facility Cash Flow reflected on the Annual Cash Flow Payment Reconciliation Schedule

(ii)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects positive Facility Cash Flow during the applicable calculation period and 50% of the amount of such Positive Cash Flow exceeds the Net Cash Flow Payment Amount (the "Positive Excess"), then the Positive Excess shall be paid by Emeritus to Baty;

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Exhibit 10.83.3

(iii)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects positive Facility Cash Flow during the applicable calculation period but the Cash Flow Payments made by Emeritus to Baty during the applicable calculation period exceed 50% of the amount of such Positive Cash Flow (the "Overage"), then the Overage shall be paid by Baty to Emeritus;

(iv)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects negative Facility Cash Flow during the applicable calculation period and a Net Cash Flow Payment Amount was paid to Baty by Emeritus during the applicable calculation period, such amount shall be paid by Baty to Emeritus, along with 50% of the amount of the negative Facility Cash Flow reflected on the Annual Cash Flow Payment Reconciliation Schedule;

(v)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects negative Facility Cash Flow during the applicable calculation period and such amount exceeds the Net Cash Flow Payment Amount paid by Baty to Emeritus during the applicable calculation period (the "Negative Excess"), then the Negative Excess shall be paid by Baty to Emeritus.

(vi)	To the extent the Annual Cash Flow Payment Reconciliation Schedule reflects negative Facility Cash Flow during the applicable calculation period but such amount is less than the amount paid by Baty to Emeritus during the applicable calculation period (the "Underage"), then the Underage shall be paid by Emeritus to Baty.

(vii)	The amount, if any, determined to be due from Emeritus to Baty or from Baty to Emeritus pursuant to this Section 3(a) shall hereinafter be referred to as the "Annual Cash Flow Adjustment Payment." Any Annual Cash Flow Adjustment Payment, whether due to Emeritus from Baty or from Emeritus to Baty shall be paid within five (5) days after receipt of the Annual Cash Flow Payment Reconciliation Schedule.

(b)    Upon the termination or earlier expiration of the Term of the HC REIT Lease, Emeritus and Baty shall have a period of sixty (60) days in which to agree upon the Annual Cash Flow Adjustment Payment due with respect to the period immediately preceding such termination or expiration, which period may be less than a year depending on the date of the termination or expiration of the Term of the HC REIT Lease.

(c)    The Cash Flow Payments made in any calendar year shall be subject to further adjustment to the extent that at any time after the expiration or earlier termination of the Term of the HC REIT Lease Emeritus makes an Insurance Payment for a claim

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Exhibit 10.83.3

which arose prior to the expiration or termination of the Term of the HC REIT Lease or Emeritus receives an Insurance Refund. The amount of such adjustment shall be equal 50% of the amount of such Insurance Payment or Insurance Refund, as applicable. Such adjustment shall be due and owing from Baty to Emeritus within five (5) days after Baty’s receipt of a written demand therefor, accompanied by reasonably detailed supporting documentation with respect to the amount and nature of the Insurance Payment or Insurance Refund, as applicable.

4.    Whether or not the HC REIT Lease is still in effect, Emeritus shall have the right, but not the obligation, to acquire Baty’s interest in the Facility Cash Flow (the "Buy Out Option") at any time from the first day of the fifth Lease Year (as that term is defined in the HC REIT Lease) to the last day of the tenth Lease Year (the "Buy Out Period") for a cash purchase price equal fifty percent of the lesser of (i) six times the Facility Cash Flow for the preceding twelve (12) month period or (ii) the then current fair market value of the monthly Facility Cash Flow (the "Buy Out Price"). In the event Emeritus elects to exercise the Buy Out Option, the following provisions shall apply:

(a)    Emeritus shall provide Baty with written notice thereof, which notice shall be delivered no earlier than ninety (90) days prior to the first day of the Buy Out Period and no later than ninety (90) days prior to the last day of the Buy Out Period (the "Buy Out Notice"). The Buy Out Notice shall be accompanied by Emeritus’ proposal with respect to the Buy Out Price and a reasonably detailed calculation in support thereof. In the event the Facility Cash Flow is negative at the time the Buy Out Notice is delivered by Emeritus, then the Buy Out Price shall be zero, it being understood and agreed that Baty shall have no obligation to make a payment to Emeritus upon the exercise of the Buy Out Option in order to terminate his obligation hereunder to fund his portion of the negative Facility Cash Flow.

(b)    Baty shall have a period of thirty (30) days after receipt of the Buy Out Notice to advise Emeritus whether or not he agrees with the Buy Out Price reflected therein. In the event Baty does not agree, the parties shall negotiate in good faith for a period of thirty (30) days thereafter in an effort to reach agreement on the Buy Out Price but, failing that, shall submit the same to binding arbitration before one mutually selected arbitrator having financial expertise in the assisted living industry (the "Arbitrator") for a full and final resolution. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

(c)    The parties agree to be bound by the determination of the Arbitrator and agree to instruct the Arbitrator to render his/her decision as to the Buy Out Price within thirty (30) days after submission of the matter to him/her for resolution. The parties further agree to provide the Arbitrator with such information as he/she may reasonably request in order to render his/her determination as to the Buy Out Price.

(d)    The parties agree to share the fees and expenses of the Arbitrator on a 50-50 basis unless the amount of the Buy Out Price determined by the Arbitrator to be due from Emeritus to Baty equal to or less than the Buy Out Price set forth in the Buy Out Notice, in which case the fees and expenses of the Arbitrator shall be the sole

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Exhibit 10.83.3

responsibility of Baty, or exceeds the Buy Out Price set forth in the Buy Out Notice by more than ten percent (10%), in which case the fees and expenses of the Arbitrator shall be the sole responsibility of Emeritus.

(e)    Upon the closing of the Buy Out Option transaction, neither Baty nor Emeritus shall have any further rights or obligations hereunder and each of Baty and Emeritus shall sign such documents as the other may reasonably request to confirm the termination of this Agreement, it being understood and agreed, however, that it is the intent of the parties that, except as otherwise provided herein, this Agreement shall terminate and be of no further force and effect upon the payment of the Buy Out Price by Emeritus to Baty. Notwithstanding the foregoing, the obligation to make the adjustments to the Cash Flow Payments contemplated by Section 3(b) shall survive the termination of this Agreement pursuant to this Section 4 with respect to any Cash Flow Payments made prior to the termination of this Agreement pursuant to this Section 4.

(f)    Except as set forth in this Section 4, this Agreement shall remain in full force and effect for so long as Emeritus has any ownership or leasehold interest in any or all of the Facilities but only with respect to those Facilities in which Emeritus has such ownership or leasehold interest.

5.    This Agreement represents the entire and final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions or writings with respect thereto.

6.    This Agreement may not be amended or modified except by written instrument signed by the parties hereto.

7.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

8.    Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor any party hereto.

9.    In the event of dispute with respect to the interpretation or enforcement of the terms hereof, the prevailing party shall be entitled to collect from the other its reasonable costs and attorneys fees, including its costs and fees on appeal.

10.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

11.    This Agreement may not be assigned by either Emeritus or Baty without the prior written consent of the other party hereto, which consent may be withheld in its sole and absolute discretion.

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Exhibit 10.83.3

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

EMERITUS CORPORATION

By:    /s/ William Shorten__________
Its:    Director of Real Estate Finance

                        /s/ Daniel R. Baty____________________
                                                            Daniel R. Baty

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Exhibit 10.83.3

EXHIBIT A
THE FACILITIES

Facility Name	Location
The Terrace	Grand Terrace, CA
Gardens at White Chapel	Newark, DE
Barrington Place	Lecanto, FL
Pavilion at Crossing Pointe	Orlando, FL
Springtree	Sunrise, FL
Elm Grove	Hutchinson, KS
Hunter’s Glen	Missoula, MT
Woodmark at Summit Ridge	Reno, NV
Brookside Estates	Middleburg Heights, OH
Bellaire Place	Greenville, SC
Seville Estates	Amarillo, TX
Dowlen Oaks	Beaumont, TX
Saddleridge Lodge	Midland, TX
Myrtlewood Estates	San Angelo, TX
Meadowlands Terrace	Waco, TX
Lakeridge Place	Wichita Falls, TX
Emeritus Estates	Ogden, UT
Wilburn Gardens	Fredricksburg, VA
Eastman Estates	Longview, WA
Harbour Pointe Shores	Ocean Shores, WA

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